Exhibit 10.1

EXECUTION VERSION

 UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW
YORK

:

In re	:	Chapter 11 Cases
:
Adelphia Communications Corporation, et al.,	:	Case No. 02-41729 (REG)
:
Debtors.	:	Jointly Administered
:

STIPULATION AND CONSENT ORDER AMONG JPMORGAN CHASE BANK, N.A.;
ADELPHIA COMMUNICATIONS CORP. AND ITS AFFILIATED DEBTORS AND
DEBTORS IN POSSESSION; AND OFFICIAL COMMITTEE OF UNSECURED
CREDITORS PROVIDING TERMS AND CONDITIONS FOR WITHDRAWAL OF
APPEAL OF JPMORGAN CHASE BANK, N.A. FROM SALE ORDER

This Stipulation And Consent Order “Stipulation and Consent Order” is entered into by and among JPMorgan Chase Bank, N.A., Administrative Agent under the FrontierVision Credit Agreement (“JPMC”),(1) Adelphia Communications Corporation and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases (the “Debtors”), and the Official Committee of Unsecured Creditors of Adelphia Communications Corporation (the “Creditors’ Committee”) (JPMC, the Debtors, and the Creditors’ Committee shall be referred to collectively as the “Parties”).

WHEREAS, on or about June 28, 2006, the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”) entered the Order Authorizing (I) Sale Of Substantially All Assets Of Adelphia Communications Corporation And Its Affiliated Debtors To Time Warner NY Cable LLC (“TW NY”) And To Comcast Corporation

(1)                                  Second Amended And Restated Credit Agreement (the "FrontierVision Credit Agreement"), dated as of December 19, 1997, among, inter alia, the lenders from time to time party thereto (the "FrontierVision Lenders"), and FrontierVision Operating Partners, L.P., as Borrower.  The obligors, pledgors and guarantors thereunder and under related collateral documents shall be referred to collectively as the "FrontierVision Debtors."

(“Comcast”), Free And Clear Of Liens, Claims, Encumbrances, And Interests And Exempt From Applicable Transfer Taxes; (II) Assumption And/Or Assignment Of Certain Agreements, Contracts And Leases; And (III) The Granting Of Related Relief (Docket No. 11500 in the above captioned cases) (the “Sale Order”); and

WHEREAS, on June 29, 2006, the Bankruptcy Court entered an Order confirming the Third Modified Fourth Amended Joint Plan Of Reorganization Under Chapter 11 Of Bankruptcy Code For Century-TCI Debtors And Parnassos Debtors As Confirmed (the “JV Plan”);(2) and

WHEREAS, on June 30, 2006, JPMC filed its Notice Of Appeal from the Sale Order (the “JPMC Appeal”); and

WHEREAS, effective July 21, 2006, the Debtors entered into a Second Amended and Restated Agreement Concerning Terms and Conditions of a Modified Chapter 11 Plan (the “Plan Agreement”) with certain representatives of the ad hoc committee of holders of ACC Senior Notes, the ad hoc committee of holders of ACC Senior Notes and Arahova, the Ad Hoc Committee of Arahova Noteholders, the Ad Hoc Committee of holders of FrontierVision Opco Notes Claims and FrontierVision Holdco Notes Claims, W.R. Huff Asset Management Co., L.L.C., the ad hoc committee of ACC Trade Claimants, the ad hoc committee of Subsidiary Trade Claimants, and the Creditors’ Committee; and

WHEREAS, the Plan Agreement provides that a modified chapter 11 plan (the “Modified Plan,” which definition includes any amended, superseded or subsequently filed plan) will be filed and prosecuted, which will, among other things, provide that (i) all Bank claims (both Agent and Non-Agent) would be disputed claims under the Modified Plan, and would be subject to disallowance in whole or in part, (ii) unless and until otherwise allowed, no Bank

(2)                                  Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the JV Plan.

would receive any distributions under the Modified Plan, and the liens and/or security interests securing such claims would be transferred to and attach to the proceeds of the Company’s sale transactions with Comcast and TW NY, in an amount sufficient to pay in full the maximum amount of the disputed Bank claims as determined by the Bankruptcy Court, and (iii) notwithstanding the foregoing, the Plan Agreement proposes that under the Modified Plan each Bank would have the right to elect to receive payment in full in cash on the Effective Date of all outstanding principal and all accrued interest at the non-default interest rate in effect at the commencement date of these Chapter 11 cases, subject to disgorgement upon the entry of a final order directing the return of some or all of such distribution, and any Bank making such an election will be deemed to have waived any objection to confirmation of the Modified Plan and any claim or entitlement to additional interest, post-Effective Date fees and expenses, and/or indemnification, and will be deemed to have agreed to comply with any disgorgement order directed to it; and

WHEREAS, the JPMC Appeal is pending before the United States District Court for the Southern District of New York (the “District Court”); and

WHEREAS, the Parties negotiated the terms and conditions of the withdrawal of the JPMC Appeal, which terms and conditions are set forth in this Stipulation and Consent Order.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Stipulation and Consent Order, and with the intent to be legally bound, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed between the Parties as follows:

1.                                       Modified Plan. In accordance with the Plan Agreement, the Debtors and the Creditors’ Committee shall file a Modified Plan consistent with the Plan Agreement to be confirmed on an expeditious basis; provided, however, the Modified Plan shall include the following with respect to the FrontierVision Lenders and the FrontierVision Credit Agreement:

(a)                                  terms substantially similar to those set forth in the JV Plan solely with respect to financial assurance requirements in connection distributions to the FrontierVision Lenders;

(b)                                 in the event the FrontierVision Lenders accept the Modified Plan, the FrontierVision Lenders shall be paid in full, in cash on the effective date of the Modified Plan with respect to any principal and interest owing under the FrontierVision Credit Agreement (excluding Grid Interest);

(c)                                  in the event the FrontierVision Lenders accept the Modified Plan, the Modified Plan shall provide the FrontierVision Lenders on the effective date with a Litigation Indemnification Fund, which shall be funded one-time with $4 million and not replenished (the “Litigation Indemnification Fund Amount”), $1 million of which shall be available for the payment, on a current basis up to that amount, of the FrontierVision Bank Lender Post-Effective Date Fee Claims, and $3 million of which shall not be released unless and until the FrontierVision Bank Lender Claims are Allowed by a Final Order or unless otherwise agreed to in writing by the Parties;

(d)                                 other than the Litigation Indemnification Fund Amount (and subject to the Most Favored Nation clause described below), the Modified Plan will provide that by voting to accept the Modified Plan, JPMC and each FrontierVision Lender will be deemed to have waived as of the effective date of any plan incorporating the terms and conditions set forth in this Stipulation And Consent Order that the FrontierVision Lenders have voted to accept, any right to the affirmative assertion of any reimbursement or indemnification claims (i.e., such claims may only be asserted defensively), including with respect to any post effective date fees and expenses; and

(e)                                  In the event the FrontierVision Lenders do not vote to accept the Modified Plan, then the parties reserve any and all rights, claims and defenses with respect to any chapter 11 plan, including, without limitation, with respect to the Holdback Motion and the Litigation Indemnification Fund.

2.                                       Most Favored Nations Clause. If any chapter 11 plan for any Affiliated Debtor (other than those for which the JV Plan was confirmed):

(a) provides for the current payment of more than 25% of the total funds in the respective Litigation Indemnification Funds established for the Bank Lender Post-Effective Date Fee Claims with respect to the Century Credit Agreement, the Olympus Credit Agreement, or the UCA Credit Agreement,(3) then Bank Lender Post-Effective Date Fee Claims under the Modified Plan for the FrontierVision Lenders shall be paid currently to the same extent and on the same basis; or

(b) provides for a Litigation Indemnification Fund Amount that exceeds  $29 million for the Bank Lender Post-Effective Date Fee Claims under the Century, Olympus, and UCA Credit Agreements, respectively (that is, exceeds $29 million for the three credit agreements in the aggregate), then the Litigation Indemnification Fund Amount under the Modified Plan for the FrontierVision Lenders shall constitute the greater of (x) $4 million and (y) the Grossed-Up Fund (less $4 million if the Litigation Indemnification

(3)                                  As such terms are defined in the Debtors' Modified Fourth Amended Joint Plan Of Reorganization Under Chapter 11 Of Bankruptcy Code, dated April 28, 2006.

Fund Amount under the Modified Plan for the FrontierVision Lenders already has been funded with $4 million).(4)

3.                                       Grid Interest. On the effective date of any plan incorporating the terms and conditions set forth in this Stipulation and Consent Order that the FrontierVision Lenders have voted to accept, JPMC shall withdraw its appeal on behalf of the FrontierVision Lenders from the Bankruptcy Court’s decision (Docket No. 10853) denying the FrontierVision Lenders’ claim for Grid Interest.

4.                                       Post-Closing Interest. From the period between the repayment of the DIP Facility pursuant to the Sale Transaction Closing until the effective date of the Modified  Plan, the FrontierVision Lenders shall continue to be paid interest on a current-pay basis as set forth in, and in accordance with, the DIP Order.

5.                                       Post-Closing Liens. The FrontierVision Lenders’ shall receive liens on the proceeds from their collateral upon the Sale Transaction Closing, and such proceeds shall be distributed pursuant to the Modified Plan or further order of the Bankruptcy Court.

6.                                       Committee Estimation Motion. The Motion Of Official Committee Of Unsecured Creditors For Order, Under 11 U.S.C. §§ 105 And 502(c), Estimating Certain Claims Of Bank Lenders In Connection With Debtors’ Modified Fourth Amended Joint Plan Of Reorganization shall be adjourned with respect to JPMC in its capacity as agent for the

(4)                                  The "Grossed-Up Fund" shall be calculated as follows.  Assuming that 12% is the portion of the principal amount of the debt under the FrontierVision, Century, Olympus and UCA Credit Agreements ($617 million, $2.480 billion, $1.265 billion and $831 million, respectively, as set forth in the Supplement To Debtors' Fourth Amended Disclosure Statement Pursuant To Section 1125 Of Bankruptcy Code, dated April 28, 2006) that is attributable to the FrontierVision Credit Agreement:  (i) the sum of all Litigation Indemnification Fund Amounts (if any)  under all chapter 11 plans for the Affiliated Debtors, excluding the FrontierVision Debtors and the JV Debtors; (ii) divided by .88 (i.e., the portion of the outstanding principal amounts owing as of the Petition Date under the four pre-petition credit agreements that is attributable to the Century, Olympus and UCA Credit Agreements (that is, excluding the FrontierVision Credit Agreement)); and (iii) multiplied by 12%.

FrontierVision Lenders and the FrontierVision Lenders themselves, in their capacity as such, until the effective Date of the Modified Plan, at which point the motion shall be deemed to be withdrawn with prejudice solely with respect to JPMC in its capacity as agent for the FrontierVision Lenders and the FrontierVision Lenders themselves, in their capacity as such.

7.                                       The Holdback Motion. The Holdback Motion shall be adjourned with respect to JPMC in its capacity as agent for the FrontierVision Lenders and the FrontierVision Lenders themselves, solely in their capacity as such,  pending confirmation of the Modified Plan. In the event that the FrontierVision Lenders vote to accept the Modified Plan and the Modified Plan is confirmed and goes effective, the Holdback Motion with respect to JPMC in its capacity as agent for the FrontierVision Lenders and for the FrontierVision Lenders themselves, solely in their capacity as such, shall be withdrawn with prejudice.

8.                                       Support of the Modified Plan. JPMC shall support confirmation of the Modified Plan, provided the Modified Plan incorporates the terms and conditions set forth in this Stipulation And Consent Order and has been accepted by the FrontierVision Lenders.

9.                                       JPMC Appeal From Sale Order. Upon the execution of this Stipulation And Consent Order by the parties hereto, the JPMC shall withdraw the JPMC Appeal with prejudice.

10.                                 Authority and Representations. Each Party hereto represents and warrants to the other that, subject to approval of this Stipulation and Consent order by the Bankruptcy Court, and, in the case of the Debtors, necessary approvals by their boards of this Stipulation And Consent Order:  (i) its respective signatories to this Stipulation and Consent Order are authorized to execute this Stipulation and Consent Order; (ii) it has full power and authority to enter into this Stipulation and Consent Order; and (iii) this Stipulation and Consent Order is duly executed and delivered by it, and constitutes a valid agreement binding on it in accordance with its terms. Each Party additionally represents and agrees that the terms and provisions of this Stipulation and Consent Order shall not be construed against the Party that drafted the Stipulation and Consent Order.

11.                                 Binding Nature. This Stipulation and Consent Order (i) shall inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns and (ii) shall be binding upon and enforceable against the Parties and their respective successors and assigns upon the entry of this Stipulation and Consent Order on the docket as “so ordered” by the Bankruptcy Court (the “Approval Date”).

12.                                 Court Approval. This Stipulation and Consent Order is expressly subject to and contingent upon its approval by the Bankruptcy Court; provided, however, approval of this Stipulation and Consent Order is not intended and shall not be construed to be endorsement or approval of the Plan Agreement or the Modified Plan or a grant of authority to the Debtors or the Creditors Committee to File and or prosecute the Modified Plan. If this Stipulation and Consent Order, or any portion hereof, is not approved by the Bankruptcy Court, or if it is overturned or modified on appeal, this Stipulation and Consent Order shall be of no further force and effect, and, in such event, (a) neither this Stipulation and Consent Order nor any negotiations and writings in connection with this Stipulation and Consent Order shall in any way be construed as or deemed to be evidence of or an admission on behalf of any Party hereto regarding any claim or right that such Party may have against any other Party hereto, and (b) and the Parties shall otherwise be restored to the position in effect prior to the date of this Stipulation and Consent Order, except for the parties’ agreement regarding the JPMC Appeal in paragraph 9 above (which shall survive notwithstanding the foregoing).

13.                                 Non-Severability. The provisions of this Stipulation and Consent Order are mutually interdependent, indivisible and non-severable.

14.                                 Entire Agreement. This Stipulation and Consent Order constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between or among the Parties with respect to the subject matter hereof. This Stipulation and Consent Order may not be modified or amended except by a writing signed by all of the Parties. All representations, warranties, promises, inducements or statements of intention made by the Parties hereto are embodied in this Stipulation and Consent Order, and no Party hereto shall be bound by, or liable for, any alleged representation, warranty, inducement or statement of intention that is not expressly embodied herein.

15.                                 Execution. This Stipulation and Consent Order may be executed in one or more counterparts and by facsimile, all of which shall be considered one and the same agreement, and shall become effective on the first business day after which (i) one or more such counterparts have been signed by each of the Parties and delivered to all Parties; and (ii) the Approval Date has occurred.

16.                                 Governing Law. This Stipulation and Consent Order shall be governed by, and construed in accordance with, the Bankruptcy Code and the laws of the State of New York, without regard to any principles of choice of law thereof which would require the application of the law of any other jurisdiction.

17.                                 Retention of Jurisdiction. The Bankruptcy Court shall retain exclusive jurisdiction to interpret, implement and enforce the provisions of this Stipulation and Consent

Order, and the Parties hereby consent to exclusive jurisdiction of the Bankruptcy Court with respect thereto.

Dated:	New York, New York
July 27, 2006

WILLKIE FARR & GALLAGHER LLP

	By:	/s/ Marc Abrams
Marc Abrams (MA-0735)
Brian E. O’Connor (BOC-7627)
Terence K. McLaughlin (TM-0287)

787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Attorneys for the Debtors

Dated:	New York, New York
July 27, 2006

MILBANK, TWEED, HADLEY &
MCCLOY LLP

	By:	/s/ James C. Tecce
Dennis F. Dunne (DD-7543)
James C. Tecce (JT-5910)

1 Chase Manhattan Plaza
New York, New York 10005-1413
(212) 530-5000

Attorneys for JPMorgan Chase Bank, as Administrative Agent for the FrontierVision Lenders

Dated:		New York, New York
		July 27, 2006

			KASOWITZ, BENSON, TORRES & FRIEDMAN LLP

			By:	/s/ David M. Friedman
				David M. Friedman
				Adam L. Shiff (AS-7571)

				1633 Broadway
				New York, New York 10019
				Attorneys for Creditors’ Committee

SO ORDERED:

this	28	th day of July, 2006

/s/ Robert E. Gerber
HONORABLE ROBERT E. GERBER
UNITED STATES BANKRUPTCY JUDGE